CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated January 28, 2019, relating to the financial statements and financial highlights of American Energy Independence ETF, a series of ETF Series Solutions, for the period ended November 30, 2018, and to the references to our firm under the headings “Questions and Answers,” “Other Service Providers,” and “Appendix B – Financial Highlights of the Target Fund” in the Combined Proxy Statement and Prospectus.
/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.
Milwaukee, Wisconsin
October 18, 2019